Exhibit 4.14

BROOKFIELD ENERGY MARKETING LP

- and -

BROOKFIELD POWER US HOLDING AMERICA CO.

ENERGY REVENUE AGREEMENT

November 23, 2011

TABLE OF CONTENTS

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TABLE OF CONTENTS

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ENERGY REVENUE AGREEMENT

THIS AGREEMENT made as of November 23, 2011,

BETWEEN:

BROOKFIELD ENERGY MARKETING LP, a limited partnership formed under the laws of the Province of Ontario (hereinafter referred to as “Agent” or “BEM LP”),

OF THE FIRST PART;

AND:

BROOKFIELD POWER US HOLDING AMERICA CO., a corporation formed under the laws of the State of Delaware (hereinafter referred to as “BPUSHA”),

OF THE SECOND PART

RECITALS

A.

Pursuant to the Combination Agreement made as of the date hereof, Brookfield Renewable Energy L.P. will indirectly acquire all of the issued and outstanding shares of BPUSHA from Brookfield Renewable Power Inc., BEM LP’s parent company.

B.	BPUSHA will own, directly or indirectly, as of the Effective Date, all of the issued and outstanding shares of each of the Facility Owners.

C.

As a condition of the closing of the transactions contemplated in the Combination Agreement, BEM LP has agreed to support the price that is received for the sale of Energy from the Facilities, including making the payment to BPUSHA of the Fixed Amount in relation to the Energy from the Facilities. The services provided by BEM LP herein shall be provided on an annual basis for each Contract Year during the Term.

D.	BPUSHA has agreed that if the Energy Revenue from the Energy and Ancillary Services from the Facilities exceeds the Fixed Amount, BEM LP is entitled to receive the Surplus Amount.

E.

In connection with this Agreement, each Facility Owner has also retained the services of the Agent to provide the Sales, scheduling and dispatching services to each Facility Owner pursuant to the terms of a Power Agency Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND SCHEDULES

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, all capitalized terms shall have the meanings set forth below:

1.1.1 “Affiliate” means with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person or is under common control of a third Person;

1.1.2 “Agent” means BEM LP and its successors or permitted assigns pursuant to the terms of the Power Agency Agreement;

1.1.3 “Agreement” means this Energy Revenue Agreement and all amendments or supplements thereto in accordance with the provisions hereof;

1.1.4 “Ancillary Services” means all services and products related to the attributes of electricity and to the capacity to generate electricity including frequency control, voltage control, reactive power, regulation, black-start service, operating reserves and green and renewable power premiums or credits and environmental attributes produced by the Facilities; for greater certainty, Ancillary Services does not include transmission or wheeling services;

1.1.5 “Applicable Laws” means any applicable law including any statute, regulation, by-law, treaty, guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award, decree or resolution of a Governmental Authority, whether or not having the force of law, binding on the parties, in effect from time to time, and includes the rules of any Independent System Operator;

1.1.6 “Arbitration” has the meaning ascribed thereto in Section 13.3.1;

1.1.7 “Arbitrator” has the meaning ascribed thereto in Section 13.3.3;

1.1.8 “BEM LP Event of Default” means any of the events described in Section 8.3;

1.1.9 “BEM LP’s Proportionate Share” means a fraction the numerator of which is the Replacement Value less BPUSHA’s Loss and the denominator of which is the Replacement Value;

1.1.10 “BPUSHA” means Brookfield Power US Holding America Co.;

1.1.11 “BPUSHA Event of Default” means any of the events described in Section 8.1;

1.1.12 “BPUSHA’s Loss” means the net present value determined as of the time such damage or destruction occurred of the lost annual cash flow attributable to the damaged or destroyed equipment, machinery or apparatus, as determined by the Valuator taking into account the Fixed Price and the cash operating costs and electricity generation attributable to the damaged or destroyed equipment, machinery or apparatus;

1.1.13 “BRELP” means Brookfield Renewable Energy L.P.;

1.1.14 “BREP” means Brookfield Renewable Energy Partners L.P.;

1.1.15 “Brookfield Party” means (i) the Agent or any of its Affiliates, excluding BRELP and BREP and any of their respective subsidiaries, provided that such entity is involved, directly or indirectly, in the administration, management or operation of BPUSHA or the business of BPUSHA and (ii) any director, officer, or senior employee of any entity described in paragraph (i), provided however that a Brookfield Party who is an officer or director of the general partner of BRELP shall not be considered a Brookfield Party when acting in his or her capacity as an officer or director of the general partner of BRELP;

1.1.16 “Business Day” means every day other than Saturday, Sunday or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario or the State of New York;

1.1.17 “Combination Agreement” means the agreement dated September 12, 2011 between Brookfield Renewable Power Inc., Brookfield Renewable Power Fund, Brookfield Renewable Power Trust and BREP;

1.1.18 “Compensating Payment” has the meaning ascribed thereto in Section 11.2.1;

1.1.19 “Consents” means all permits, licences, waivers, exemptions, consents, certificates, authorizations, approvals, rights, rights of way and entitlements and the like which are required from any Governmental Authority or any other person under any Applicable Law in respect of, or which are in any way material to, any of the Facilities;

1.1.20 “Consumer Price Index” means the Consumer Price Index for the United States of America (all items) or if the index is no longer published an index published in replacement or substitution thereof or any replacement indices designated by the parties;

1.1.21 “Contract Year” means a calendar year during the Term (or any renewal thereof) with the first Contract Year beginning on the Effective Date and ending on December 31, 2011 and the last Contract Year beginning on January 1 of the last Contract Year and ending on the last day of the Term (or any renewal thereof);

1.1.22 “Credit Worthy Party” means a Person with a minimum Net Worth of $500,000,000;

1.1.23 “Damages” has the meaning ascribed thereto in Section 10.2;

1.1.24 “Deficiency Amount” has the meaning ascribed thereto in Section 5.1;

1.1.25 “Delivery Point” means the Facility Owner’s side of the interconnection point to the applicable transmission system to which the Facility Owner’s Facilities connects for purposes of the delivery for Sale of Energy;

1.1.26 “Dispute” has the meaning ascribed thereto in Section 13.1;

1.1.27 “Effective Date” means the date on which the transactions contemplated by the Combination Agreement are completed;

1.1.28 “Energy” means the quantity of electricity produced by the Facilities, delivered and metered at any Delivery Point, over any period of time, expressed in kWh or any multiple thereof;

1.1.29 “Energy Revenues” means, with respect to any period, the aggregate revenues received by each of the Facility Owners from Sales of Energy and Ancillary Services;

1.1.30 “Event of Default” means, with respect to BEM LP, a BEM LP Event of Default and, with respect to BPUSHA, a BPUSHA Event of Default;

1.1.31 “Facility” means a hydroelectric generating facility owned by an identified Facility Owner, including all related dams, dikes, tunnels, reservoirs, water lots and water intakes, owned, leased or otherwise used in connection therewith as well as all ancillary assets, movable or immovable, corporeal or incorporeal (including all the equipment, machinery, vehicles, office material and the like pertaining to the Facility) and “Facilities” means all of the hydroelectric generating facilities identified in Schedule 1.1.31;

1.1.32 “Facility Owner” means the entity identified as an owner of a Facility in Schedule 1.1.31;

1.1.33 “Facility Owner Default” has the meaning ascribed thereto in Section 8.1.3;

1.1.34 “Fixed Amount” has the meaning ascribed thereto in Section 5.2;

1.1.35 “Fixed Price” means the price supported by BEM LP to BPUSHA for Energy, being an amount of $75/MWh for each MWh of Energy, to be increased annually on January 1 in each calendar year commencing January 1, 2012 by an amount equal to forty percent (40%) of the increase in the Consumer Price Index during the previous calendar year, such increase in the Fixed Price not to exceed three percent (3%) in any calendar year;

1.1.36 “Force Majeure” means, for the purposes hereof, an event, condition or circumstance (and the effect thereof) which is not within the reasonable control of the party and its Affiliates claiming Force Majeure and which, by the exercise of due diligence, the party and its Affiliates claiming Force Majeure is unable to prevent or overcome, including events in the nature of acts of God, fire, explosion, civil disturbance, war, riot, insurrection, military or guerrilla action, terrorist activity, economic sanction, blockade or embargo, sabotage, flooding, earthquake, drought, strikes or labour disputes, events of force majeure claimed by suppliers or subcontractors, market closures or disruptions, inability of a transmission provider to provide transmission capacity to any of the Facilities due to any reason if and only if the same would constitute Force Majeure under the terms of the relevant agreements governing interconnection of a Facility with such transmission facilities or are necessary to protect generating or transmission facilities or the reliability of transmission facilities, inability to obtain or maintain a permit, and action or restraint by the order of any Governmental Authority (so long as the party claiming Force Majeure has not applied for or assisted in the application for, and has opposed where and to the extent possible, such action or restraint by such Governmental Authority);

1.1.37 “Governing Instruments” means (i) the certificate of incorporation, amalgamation or continuance, as applicable, and by-laws in the case of a corporation, (ii) the memorandum and articles of association in the case of a limited company, (iii) the partnership agreement in the case of a partnership, (iv)the articles of formation and operating agreement in the case of a limited liability company, (v) the trust instrument in the case of a trust, (vi) any other similar governing document under which an entity was organized, formed or created and operates, and (vii) any guidelines, protocols or similar instruments adopted as rules of governance by such entity;

1.1.38 “Governmental Authority” means any court or governmental ministry, department, tribunal, commission, board, bureau, agency, or instrumentality of Canada or the United States, or of any province, state, territory, county, municipality, city, town or other political jurisdiction whether domestic or foreign and whether now or in the future constituted or existing having or purporting to have jurisdiction over any Facility or over any party to this Agreement, including any Independent System Operator;

1.1.39 “Governmental Charges” means all goods and services taxes, sales taxes, retail sales taxes, value-added taxes, use taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties and other governmental charges;

1.1.40 “Indemnified Party” has the meaning ascribed thereto in Section 10.4;

1.1.41 “Indemnifying Party” has the meaning ascribed thereto in Section 10.4;

1.1.42 “Indemnitee” has the meaning ascribed thereto in Section 10.2;

1.1.43 “Independent System Operator” means any regional transmission operator or independent wholesale system operator, including ISO New England Inc., the Midwest Independent Transmission System Operator, Inc. the New York Independent Systems Operator, Inc., and PJM Interconnection, L.L.C.;

1.1.44 “Insolvency Legislation” means any bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights in any applicable jurisdiction, as they may be amended from time to time;

1.1.45 “Insolvent” means, in relation to any Person, (i) being insolvent or bankrupt or making a proposal or filing a notice of intent to do so, pursuant to or under any Insolvency Legislation or any petition filed or commenced against the Person or (ii) having a trustee or receiver or manager appointed in respect of its assets, and, in respect of a petition into bankruptcy, any such appointment continues unstayed and in effect for a period of sixty (60) days;

1.1.46 “Investment Grade” means having a credit rating of at least “BBB” from Dominion Bond Rating Service or an equivalent credit rating from a recognized credit rating agency;

1.1.47 “kWh” means kilowatt hour(s);

1.1.48 “Market Price” has the meaning ascribed thereto in Section 5.5;

1.1.49 “Month” means a calendar month, commencing on the first day of such calendar month (or, in the case of the first Month during the Term, on the Effective Date) and ending on the last day of such calendar month (or, in the case of the last Month during the Term (or any renewal), on the last day of such Term (or any renewal)) and “Monthly” shall have a corresponding meaning;

1.1.50 “Monthly Report” has the meaning ascribed thereto in Section 5.3.1;

1.1.51 “Net Worth” of a Person means an amount equal to the sum of (i) the equity or capital of such Person (including the shareholders’ or partners’ capital (as applicable), retained earnings or deficits, accumulated other comprehensive income or loss, and contributed surplus of such Person and all preferred equity and equity components of capital securities of such Person, and (ii) the principal amount of all Qualifying Subordinated Indebtedness of such Person, as at the date of the most recently prepared audited financial statements of such Person;

1.1.52 “Operating Account” means the principal bank account of BPUSHA for operational purposes;

1.1.53 “Performance Security” means a guarantee or such other form of security which shall be in form and substance reasonably satisfactory to the entity providing the guarantee and BPUSHA and provided to BPUSHA by (a) an Affiliate of the Agent that is a Credit Worthy Party, (b) any other Credit Worthy Party that is Investment Grade or (c) any other Person acceptable to BPUSHA, acting reasonably;

1.1.54 “Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture (which includes a co-ownership), association, company, estate, unincorporated organization or Governmental Authority;

1.1.55 “Power Agency Agreement” means, in respect of each Facility Owner, the agreement entered into between the Agent and such Facility Owner dated as of the Effective Date and relating to the Facilities owned by such Facility Owner;

1.1.56 “Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the United States during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the United States;

1.1.57 “Prudent Insurance” has the meaning ascribed to such term in Section 2.1.3;

1.1.58 “Qualifying Subordinated Indebtedness” of a Person means indebtedness of such Person (i) which by its terms provides that the payment of principal of (and premium, if any) and interest on and all other payment obligations in respect of such indebtedness shall be subordinate to the prior payment in full of the Performance Security of such Person and (ii) which expressly by its terms gives such Person the right to make payments of principal (and premium, if any) and interest and all other payment obligations in respect of such indebtedness in equity of such Person or any of its Subsidiaries;

1.1.59 “Reference Rate” has the meaning ascribed to such term in Section 5.3.5;

1.1.60 “Replacement Value” means the amount, determined by the Valuator, equal to the unlevered replacement value of the damaged or destroyed equipment, machinery or apparatus;

1.1.61 “Required Approvals” has the meaning ascribed thereto in Section 11.1.1;

1.1.62 “Sale” means any sale, exchange or other form of transfer of ownership of Energy or Ancillary Services by a Facility Owner to any Person (including to the Agent or any of its Affiliates) and “Sell” and “Sold” shall have a corresponding meaning;

1.1.63 “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, limited partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the combined voting stock (which ordinarily have voting power for the election of directors) are owned, directly or indirectly, by such Person or by any one or more subsidiaries of such Person;

1.1.64 “Surplus Amount” has the meaning ascribed thereto in Section 5.2;

1.1.65 “Technical Dispute” has the meaning ascribed thereto in Section 13.2.1;

1.1.66 “Technical Expert” has the meaning ascribed thereto in Section 13.2.1;

1.1.67 “Term” shall mean the initial term from the Effective Date to November 23, 2031 and any renewal terms pursuant to Section 4.2, unless earlier terminated in accordance with the terms hereof;

1.1.68 “Terminated Facility” has the meaning ascribed thereto in Section 4.2;

1.1.69 “Valuator” has the meaning ascribed thereto in Section 11.2.1; and

1.1.70 “U.S. Federal Tax Rules” has the meaning ascribed thereto in Section 14.14.

1.2	Headings

The division of this Agreement into Articles, Sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Interpretation

Words importing the singular number only shall include the plural and vice versa. Words importing gender shall include all genders. Where the word “including” or “includes” is used in this Agreement it means “including without limitation” or “includes without limitation”, respectively. Any reference to any document shall include a reference to any schedule, amendment or supplement thereto or any agreement in replacement thereof, all as permitted under such document.

1.4	Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the international financial reporting standards from time to time approved by the International Accounting Standards Board, or any successor authoritative body, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

1.5	Funds

All dollar amounts referred to in this agreement are in lawful money of the United States of America.

1.6	Statutes

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

1.7	Non-Business Days

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

1.8	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1.1.31 - Facilities

ARTICLE 2

OBLIGATIONS AND COVENANTS OF BPUSHA

2.1	Obligations and Covenants of BPUSHA

BPUSHA covenants and agrees with BEM LP as follows:

2.1.1 to cause the Facility Owners to make available the capacity of each Facility for the production of electricity in accordance with Prudent Industry Practice;

2.1.2 subject to the provisions of this Agreement, to pay, or provide all necessary funds required to pay, the Surplus Amount;

2.1.3 to maintain, or cause to be maintained, insurance coverage in relation to the Facilities comparable to insurance coverages in place on the date hereof and, whether or not any insurance coverage is in place on the date hereof which are consistent with Prudent Industry Practice as such term would reasonably be applied from time to time to facilities similar to the Facilities in similar circumstances, including business interruption insurance and property damage insurance that provides each Facility Owner with coverage for the replacement value of each Facility (collectively, “Prudent Insurance”);

2.1.4 to comply with, or cause the Facility Owners to comply with, in every material respect, all material Applicable Laws;

2.1.5 to provide, or cause to be provided, all material information as may be reasonably required by BEM LP for the execution of its obligations under this Agreement in relation to the Facilities and to promptly notify BEM LP of any material facts or material information of which BPUSHA is aware in relation to and which may affect the Facilities, the performance of the obligations by, or the exercise of the rights of, BEM LP pursuant to this Agreement, including any pending or threatened suits, actions, claims, proceedings or orders by or against BPUSHA or the Facilities before any court or administrative tribunal;

2.1.6 not to propose and to use commercially reasonable efforts to oppose, any change in an Applicable Law that would adversely affect, in the reasonable opinion of the parties, the Facilities or the ability of the Facilities to generate electricity in a manner and at levels consistent with past practice and having regard to hydrological conditions, lifecycle of the Facilities and the peaking capability of the Facilities, if any;

2.1.7 use commercially reasonable efforts, and cause the Facility Owners to use commercially reasonable efforts, to operate and maintain the Facilities in order for the

Facilities to generate electricity in a manner and at levels consistent with past practice and having regard to the peaking capability of the Facilities, if any, subject to Prudent Industry Practice; and

2.1.8 cause the Facilities to be operated, at all commercially reasonable times during the Term in accordance with Prudent Industry Practice.

2.2	Deemed Compliance by BPUSHA

Notwithstanding any of the provisions contained herein, BPUSHA will (a) be deemed to be in compliance with each representation, warranty and covenant and (b) have no liability for any breach of any representation, warranty or covenant, set out in this Agreement, if and to the extent that a Brookfield Party is responsible for such representation, warranty and/or covenant, unless BPUSHA (i) has directed such Brookfield Party to take any action or refrain from taking any action or (ii) has failed to respond to a written request from a Brookfield Party for a direction within a reasonable period of time of receipt of such request, in each case, which results directly in the breach of such representation, warranty or covenant.

ARTICLE 3

OBLIGATIONS AND COVENANTS OF BEM LP

3.1	Obligations and Covenants of BEM LP

BEM LP covenants and agrees with BPUSHA as follows:

3.1.1 to support the price for the sale of Energy from the Facilities by paying all amounts as may be required pursuant to the terms hereof; and

3.1.2 to exercise its rights, powers and authority and to perform its obligations at all times in accordance with Prudent Industry Practice and in compliance with all Applicable Laws.

ARTICLE 4

TERM

4.1	Term of Agreement

This Agreement shall become effective as of the Effective Date and shall continue in full force and effect for each Contract Year throughout the Term and may only be terminated in the circumstances described in (i) Article 8 or (ii) Section 4.2.

4.2	Renewal

Provided that no BEM LP Event of Default has occurred and is continuing at such time, this Agreement shall be automatically renewed for successive periods of twenty (20) years unless at least one hundred and eighty (180) days prior to the expiry of the applicable Term (i) both parties agree in writing not to renew this Agreement, in which case this Agreement shall terminate on the expiry of the applicable Term, or (ii) BEM LP provides written notice to BPUSHA that this Agreement shall terminate with respect to any one or more Facilities or all Facilities (each being a “Terminated Facility”) on the fifth anniversary of the expiry of the applicable Term, in which case this Agreement shall terminate on such date only as it relates to any Terminated Facility and shall otherwise continue unaffected.

4.3	Survival

Any obligation of the parties pursuant to the terms hereof which accrued prior to the termination of the Agreement and was intended to continue after the termination of the Agreement shall survive the termination of the Agreement.

ARTICLE 5

AMOUNTS AND PAYMENT

5.1	Deficiency Amount

Should the Energy Revenues for any Month be less than the Fixed Amount for such Month, then BEM LP shall pay BPUSHA an amount equal to the difference between the Fixed Amount and the Energy Revenues (the “Deficiency Amount”). For greater certainty, the parties agree that the Deficiency Amount shall not be conditional upon or subject to any Sales of Energy and that the Deficiency Amount shall be paid whether BEM LP, BPUSHA or the Agent have received any Energy Revenues.

5.2	Surplus Amount

As consideration for BEM LP supporting the price that is received for the sale of Energy from the Facilities, BPUSHA shall pay to BEM LP, in connection with any Month during a Contract Year, an amount equal to the amount, if any (the “Surplus Amount”), by which (i) the Energy Revenues for such Month exceed (ii) the product of the Fixed Price and the Energy, expressed in MWh, for such Month (such product herein referred to as the “Fixed Amount”).

5.3	Invoicing and Payment

5.3.1 On a monthly basis, BEM LP shall prepare and deliver to BPUSHA a consolidated report that contains, for each Facility of a Facility Owner, (i) the Fixed Amount, including details regarding the calculation of any adjustment to the Fixed Amount; and (ii) the Surplus Amount or the Deficiency Amount, as applicable (the “Monthly Report”).

5.3.2 Simultaneously with the delivery of the Monthly Report, BEM LP shall invoice BPUSHA for the Surplus Amount, if any. Payment shall be due within five (5) Business Days upon presentation of BEM LP’s invoice.

5.3.3 Simultaneously with the delivery of the Monthly Report, BEM LP shall deposit the Deficiency Amount, if any, into the Operating Account.

5.3.4 Reconciliation in order to adjust the Fixed Amount based on Energy for each quarter and for each Contract Year shall be conducted no later than fifteen (15) days after the end of such quarter and sixty (60) days after the end of such Contract Year by redetermining the Fixed Amount based on Energy for such quarter or Contract Year and paying to the appropriate party the difference between the amount paid to BPUSHA for Energy and the amount so redetermined.

5.3.5 If any payment is not received by BEM LP or BPUSHA within ten (10) days from its due date, interest at a rate (the “Reference Rate”) per annum equal to the Canadian dollar London interbank offered rate on the due date will accrue from the due date of such payment until such payment is made. If any payment is made pursuant to Section 5.3.6 and is determined pursuant to Article 13 not to have been required to be paid, the party who made the payment shall be reimbursed within five (5) Business days for such amount together with interest calculated from the payment date at the Reference Rate.

5.3.6 Notwithstanding Section 8.5, a Dispute as to an invoice or any amount pursuant to the terms of this Agreement will not allow a party to delay payment of the disputed invoice or amount and the parties agree to submit all such Disputes to the resolution of disputes and arbitration process in accordance with Article 13.

5.3.7 BPUSHA may dispute the information contained in the Monthly Report by providing BEM LP with written notice setting out with particularity the information it is disputing and the reasons for disputing such information within twenty (20) Business Days of the delivery of the Monthly Report. Such notice shall constitute a “notice of Dispute” for purposes of Article 13. If BPUSHA fails to provide BEM LP with such notice within the time period set forth in the preceding sentence, BPUSHA shall be deemed to have accepted the Monthly Report and the amounts set out therein as of the date of delivery of the Monthly Report. In the event such notice is delivered to BEM LP on a timely basis, the Dispute will be governed by the provisions of Article 13.

5.4	No Liability of BEM LP for Expenses

Other than as specifically provided by the terms hereof, BEM LP shall have no liability as a result of this Agreement to make or arrange for payments of any amount for expenses on behalf of BPUSHA.

5.5	Business Interruption Proceeds

In the event that BPUSHA receives proceeds from business interruption insurance in connection with any of the Facilities and if such proceeds are based on a market price (the “Market Price”) per MWh less than or equal to the Fixed Price, (i) BEM LP shall pay BPUSHA the difference between the Fixed Price and the Market Price in respect of each lost MWh in respect of which such insurance proceeds were paid and (ii) BPUSHA shall pay 100% of the deductible associated with such business interruption proceeds. In the event that BPUSHA receives proceeds from business interruption insurance in connection with any of the Facilities and if such proceeds are based on a Market Price per MWh greater than the Fixed Price, (i) BPUSHA shall pay to BEM LP an amount equal to the difference between the Market Price and the Fixed Price in respect of each lost MWh in respect of which such insurance proceeds were paid and the Fixed Price and (ii) the parties shall share the cost of the deductible associated with such business interruption proceeds in the same proportion as the proceeds themselves.

5.6	BEM LP Security

5.6.1 At all times that BEM LP is not a Credit Worthy Party, as security for BEM LP to meet its obligations to pay all current and future payment obligations under this Agreement, BEM LP shall deliver to BPUSHA on the Effective Date and shall maintain throughout the Term Performance Security. For greater certainty, the Performance Security can be withdrawn at any time that BEM LP is a Credit Worthy Party.

5.6.2 BEM LP shall have the right to replace any form of Performance Security with a substitute form of Performance Security by providing BPUSHA with reasonable notice (not less than 30 days), provided that BPUSHA has consented to such replacement (such consent not to be unreasonably withheld) and that any such replacement meets the terms and conditions of Performance Security under this Agreement.

5.6.3 BEM LP or any provider of Performance Security shall deliver to BPUSHA (i) within 120 days following the end of its fiscal year, a copy of its non-consolidated financial statements for such fiscal year certified by an officer of the provider of the Performance Security, and (ii) within 90 days after the end of each of the first three fiscal quarters of its fiscal year, a copy of its quarterly non-consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles or such other principles then in effect, except for the fact that the statements are not consolidated.

ARTICLE 6

METERING OF ELECTRICITY

6.1	Metering Equipment

BPUSHA shall cause each Facility Owner to provide appropriate metering equipment at BPUSHA’s or each Facility Owner’s expense and install such equipment at each Delivery Point to provide readings of the Energy delivered in accordance with Prudent Energy Practice. The metering equipment shall be installed in a safe location which is easily accessible by the parties. BPUSHA shall cause each Facility Owner to have all metering equipment maintained, tested and calibrated in accordance with Prudent Industry Practice and all Applicable Laws and shall cause each Facility Owner to retain an authorized and accredited meter service provider.

6.2	Testing of Metering Equipment

Designated representatives of the parties shall have access to the metering equipment for verification purposes during normal business hours. Each party shall be entitled to have a representative present at any test or calibration of the metering equipment, provided, however, that if BEM LP does not send a representative to attend at such test or calibration, then BPUSHA may proceed without being required to re-schedule such test or re-calibration. If any metering equipment is determined to be inaccurate, and the period of inaccuracy cannot be accurately determined as a basis for billing adjustments, retroactive billing adjustments for errors found as a result of any test may only be made, whether in respect of the terms hereof or for any Person, for a period equal to one-half of the time elapsed since the last previous test, such period not to exceed six (6) Months.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of BPUSHA

BPUSHA represents and warrants as follows to BEM LP and acknowledges and confirms that BEM LP is relying upon such representations and warranties:

7.1.1 BPUSHA is a Delaware corporation;

7.1.2 BPUSHA has the power and authority to execute this Agreement, which is a valid and legally binding obligation of BPUSHA enforceable against BPUSHA in accordance with its terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditor’s rights and to the fact that specific performance and injunction are equitable remedies available only in the discretion of the court; and

7.1.3 neither the execution and delivery of this Agreement by BPUSHA nor compliance with the terms hereof (i) has resulted or will result in a contravention, breach or default under BPUSHA’s Governing Instruments, (ii) has resulted or will result in a breach of, or constitute a default, under any agreement or indenture to which BPUSHA is a party or by which it is bound, (iii) has resulted or will result in a violation of any provision of any Applicable Law, the occurrence of which could reasonably be expected to have a material adverse effect on the performance of its obligations under the terms hereof, or (iv) requires Consents except as have been obtained or may be obtained in the ordinary course of business.

Unless specified otherwise above, the representations and warranties of BPUSHA shall survive the execution of this Agreement and remain in full force and effect throughout the Term.

7.2	Representations and Warranties of BEM LP

BEM LP represents and warrants as follows to BPUSHA and acknowledges and confirms that BPUSHA is relying upon such representations and warranties:

7.2.1 BEM LP is a limited partnership duly formed under the laws of Ontario and is duly authorized and, to the extent required, licensed to carry on its business in the Province of Ontario;

7.2.2 BEM LP (or, as applicable, its general partner on its behalf) has full power and authority to execute this Agreement, which is a valid and legally binding obligation of BEM LP enforceable against BEM LP in accordance with its terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that specific performance and injunction are equitable remedies available only in the discretion of the court;

7.2.3 as of the date hereof, Brookfield Renewable Power Inc. owns all of the outstanding limited partnership units of BEM LP;

7.2.4 as of the date hereof, Brookfield Energy Marketing Inc. is the sole general partner of BEM LP;

7.2.5 as of the date hereof, Brookfield Renewable Power Inc. owns all of the outstanding common shares of Brookfield Energy Marketing Inc.;

7.2.6 neither the execution and delivery of this Agreement by BEM LP (or, as applicable, its general partner on its behalf) nor compliance with the terms hereof (i) has resulted or will result in a breach or default under BEM LP’s Governing Instruments (or, if applicable, the Governing Instruments of its general partner), (ii) has resulted or will result in a contravention, breach of, or constitute a default under any agreement to which BEM LP (or, as applicable, its general partner on its behalf) is a party or by which it is bound, (iii) has resulted or will result in a violation of any provision of any Applicable Law, the occurrence of which could reasonably be expected to have a material adverse effect on the performance of its obligations under the terms hereof, or (iv) requires Consents except as have been obtained or may be obtained in the ordinary course of business;

7.2.7 there are no suits, actions, proceedings, judgments or orders pending or, to the knowledge of BEM LP, threatened against or affecting BEM LP or any of its assets by or before any Governmental Authority that would, if adversely determined, have a material adverse effect on BEM LP or on its performance of its obligations hereunder; and

7.2.8 BEM LP has the capability to perform its obligations and exercise its rights pursuant to the terms hereof.

Unless specified otherwise above, the representations and warranties of BEM LP shall survive the execution of this Agreement and remain in full force and effect throughout the Term.

ARTICLE 8

DEFAULT AND REMEDIES

8.1	Event of Default by BPUSHA

BPUSHA shall be in default under this Agreement upon the happening or occurrence of any of the following events, each of which shall be deemed to be an event of default with respect to BPUSHA for the purposes of this Agreement (a “BPUSHA Event of Default”):

8.1.1 BPUSHA fails to pay any amount which is required to be paid by BPUSHA to BEM LP pursuant to the terms hereof after fifteen (15) days from the due date and after receiving a notice thereof from BEM LP;

8.1.2 BPUSHA: (i) becomes Insolvent; (ii) is subject to any proceeding, voluntary or involuntary, with a view to postponing or rescheduling its debts generally or distributing its assets amongst its creditors under the provisions of the Insolvency Legislation or any other Applicable Law for the benefit of creditors; (iii) goes into liquidation; (iv) winds up either voluntarily or under an order of a court of competent jurisdiction; (v) makes a general assignment for the benefit of its creditors; or (vi) otherwise takes any action that acknowledges its Insolvency; and

8.1.3 a Facility Owner breaches or fails to observe or perform any of its obligations, covenants and responsibilities pursuant to the Power Agency Agreement or fails to, or any administrator retained on its behalf fails to provide administration of any Facility consistent with Prudent Industry Practice, such breach or failure having a material adverse effect on the ability of the Facility Owner’s Facilities to generate electricity in a manner and at levels consistent with past practice and having regard to the peaking capability, if any, of such Facilities and BPUSHA fails to have, or cause to have, such breach or failure cured or remedied within ninety (90) days after notice of such breach or failure by a Facility Owner has been delivered to BPUSHA (a “Facility Owner Default”).

8.2	Remedies of BEM LP

Upon the occurrence of (i) a BPUSHA Event of Default (other than a Facility Owner Default) which has not been remedied or (ii) the termination of the Power Agency Agreement by either party thereunder pursuant to the terms thereof, BEM LP may, without recourse to legal process and without limiting any other rights or remedies which it may have at law or otherwise (but, for greater certainty, subject to Section 10.2), terminate this Agreement by delivery of a written notice of termination to BPUSHA. Upon the occurrence of a Facility Owner Default, BEM LP may, without limiting any other rights or remedies which it may have at law or otherwise (but, for greater certainty, subject to Section 10.2), seek indemnification from BPUSHA pursuant to Section 10.2. Notwithstanding the foregoing, a Facility Owner Default does not give BEM LP a right to terminate this Agreement or seek indemnification in excess of the limitation set forth in Section 10.2.

8.3	Events of Default by BEM LP

BEM LP shall be in default under this Agreement upon the happening or occurrence of any of the following events, each of which shall be deemed to be an event of default with respect to BEM LP (a “BEM LP Event of Default”) for the purposes of this Agreement:

8.3.1 BEM LP fails to pay any amount which is required to be paid by BEM LP to BPUSHA pursuant to the terms hereof after fifteen (15) days from the due date and after receiving a notice thereof from BPUSHA;

8.3.2 BEM LP: (i) becomes Insolvent; (ii) is subject to any proceeding, voluntary or involuntary, with a view to postponing or rescheduling its debts generally or distributing its assets amongst its creditors under the provisions of the Insolvency Legislation for the benefit of creditors; (iii) goes into liquidation; (iv) winds up either voluntarily or under an order of a court of competent jurisdiction; (v) makes a general assignment for the benefit of its creditors; or (vi) otherwise takes any corporate action that acknowledges its Insolvency;

8.3.3 at a time that Performance Security is not in place because BEM LP is a Credit Worthy Party, BEM LP no longer meets the qualifications of a Credit Worthy Party and, within thirty (30) days of such failure, BEM LP fails to deliver Performance Security; and

8.3.4 if BEM LP is not a Credit Worthy Party, but has secured Performance Security, the provider of the Performance Security no longer meets the qualifications of a Credit Worthy Party or, if applicable, is no longer Investment Grade, and, within thirty (30) days of such failure, BEM LP fails to replace the Performance Security with replacement Performance Security that meets the terms and conditions of Performance Security under this Agreement or the provider of the Performance Security fails to regain its qualification as a Credit Worthy Party that is, if applicable, Investment Grade.

8.4	Default Remedies of BPUSHA

Upon the occurrence of (i) a BEM LP Event of Default which has not been remedied or (ii) termination of the Power Agency Agreement by BEM LP pursuant to the terms thereof, BPUSHA may, without recourse to legal process and without limiting any other rights or remedies it may have at law or otherwise (but, for greater certainty, subject to Section 10.2), (a) terminate this Agreement by delivery of a written notice of termination to BEM LP; and (b) draw upon the Performance Security for any amounts owed to BPUSHA under this Agreement.

8.5	Dispute as to the Occurrence of an Event of Default

Should a party dispute that an Event of Default has occurred under this Article 8, such dispute shall be submitted to Arbitration. During Arbitration, the applicable cure periods in favour of the defaulting party shall be interrupted and shall only commence on or continue after the date of the decision of the Arbitrator confirming that an Event of Default has occurred. At the end of the applicable cure period, the Arbitrator shall also confirm whether or not the Event of Default has been cured by the defaulting party prior to the exercise by the non-defaulting party of its remedies pursuant to Section 8.2 or 8.4, as the case may be.

8.6	Post-Termination Arrangements

In the event of a termination of this Agreement the parties shall take all steps as may be reasonably required to complete any final accounting between them and to provide, if applicable, for the orderly transfer of insurance and completion of any other matter contemplated by this Agreement.

ARTICLE 9

FORCE MAJEURE

9.1	Consequences of Force Majeure

During the occurrence of an event of Force Majeure, the obligations of the party affected by such event of Force Majeure, to the extent that such obligations cannot be performed as a result of such event of Force Majeure, shall be suspended, and such party shall not be considered to be in breach or default hereunder, for the period of such occurrence. The suspension of performance shall be of no greater scope and of no longer duration than is required by the event of Force Majeure. No obligation of either party that arose prior to the event of Force Majeure causing the suspension of performance shall be excused as a result of the event of Force Majeure. Notwithstanding the foregoing, BPUSHA shall not be required, during an event of Force Majeure, to deliver electricity at any point of interconnection or delivery other than a Delivery Point hereunder.

9.2	Notice

The non-performing party shall (i) give the other party prompt written notice of the particulars of the event of Force Majeure and its expected duration, (ii) continue to furnish regular reports with respect thereto on a timely basis during the continuance of the event of Force Majeure and (iii) use its best efforts to remedy its inability to perform.

9.3	Burden of Proof

The burden of proof as to whether an event of Force Majeure has occurred and as to the consequences of such an event of Force Majeure shall be upon the party claiming Force Majeure.

9.4	Duties of the Parties

The parties shall use their best efforts to prevent or avoid any event, condition or circumstance, which would result in an event of Force Majeure, to minimize the effects of each event of Force Majeure and to reduce and minimize any ensuing delay or interruption in the performance of their obligations hereunder.

9.5	Liabilities

Neither BEM LP nor BPUSHA will be liable to the other for any damage or loss resulting from an interruption of production or transmission of electricity caused by an event of Force Majeure pursuant to the terms hereof.

ARTICLE 10

INDEMNIFICATION

10.1	Liability for Agent’s Breach or Failure

If any Facility is not able to produce or deliver electricity as a result of the Agent’s failure to perform or its breach of any of its obligations under the Power Agency Agreement, then BEM LP shall pay to BPUSHA the Fixed Amount for any electricity which could not be produced or delivered as a result of such failure or breach. The obligations of BEM LP are limited to the payment of the amounts provided above and BEM LP will have no other obligation to BPUSHA for any other damages, including consequential or indirect damages.

10.2	Indemnification

Subject to Section 10.3, each party will indemnify and hold harmless the other party, its officers, directors, employees, trustees and Affiliates (each of whom being hereinafter referred to as an “Indemnitee”), to the fullest extent permitted by law, from and against any loss, claim, liability, expense or damage (“Damages”) resulting from an Event of Default or a breach, omission or contravention to any of the other party’s obligations, covenants or responsibilities to be performed or executed by the other party under this Agreement provided that in each case, each of the Indemnitees has acted in good faith, without gross negligence, willful misconduct or breach of this Agreement. The obligation to indemnify under this Section 10.2 will continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any loss, claim, liability, damage or other expense based on events or conditions which occurred prior to such expiration or termination.

10.3	Calculation of Damages

10.3.1 If BPUSHA is liable to make any payment for Damages pursuant to Section 10.2 in order to compensate BEM LP for the loss of Surplus Amounts pursuant to this Agreement, then, for purposes of determining the amount of such compensation, the price of Energy shall not exceed a price per MWh equal to 1.75 times the Fixed Price determined as of the time such liability arose. The foregoing limit shall not apply with respect to Damages suffered, sustained or incurred by BEM LP as a result of the gross negligence or willful misconduct of a Facility Owner or BPUSHA.

10.3.2 For purposes of determining the amount of any indemnification pursuant to Section 10.2, the term of the Agreement will be deemed to be twenty (20) years except that if the determination occurs during the initial term, the term shall be deemed to end after one renewal of the initial term, on November 23, 2051 unless BEM LP has exercised its right to terminate, in which case the term shall be deemed to end 5 years from the date of expiry of the applicable Term.

10.3.3 Save as expressly set out in this Agreement, no party shall be liable to the other party for any indirect or consequential losses or damages.

10.4	Claim Process

10.4.1 If a party entitled to indemnification pursuant to the terms hereof (the “Indemnified Party”) intends to seek indemnification under this Article 10 from the other party (the “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party notice of such claim for indemnification within thirty (30) days of the receipt of actual knowledge or information by the Indemnified Party of any possible claim or action including the commencement of any claim or action by a third party which is subject to indemnification. The Indemnifying Party shall have no liability under this Article 10 for any claim or action for which such notice is not provided to the extent that the failure to give such notice prejudices the Indemnifying Party.

10.4.2 The Indemnifying Party shall have the right to assume the defence of any claim or action brought by a third party, at its sole cost and expense, with counsel designated by the

Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action included both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defences available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, the reasonable costs of which shall be at the Indemnifying Party’s expense, to assert such legal defences and to otherwise participate in the defence of such action on behalf of such Indemnified Party.

10.4.3 Should any Indemnified Party be entitled to indemnification under this Article 10 as a result of a claim or action by a third party, and should the Indemnifying Party fail to assume the defence of such claim or action, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with or without the prior consent of the Indemnifying Party, settle) such claim or action. Except to the extent expressly provided herein, no Indemnified Party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this Section without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

10.4.4 Except to the extent expressly provided herein, no Indemnifying Party shall settle any claim or action with respect to which it may be liable to provide indemnification pursuant to this Article 10 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has reached a bona fide settlement agreement with the claimant(s) or plaintiff(s) regarding any such claim or any such action and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party.

ARTICLE 11

SUBSTANTIAL DAMAGE OR DESTRUCTION TO FACILITY

11.1	Repair to Damaged or Destroyed Facility

In the event that any Facility is substantially damaged or destroyed, for any reason whatsoever, and if such destruction or damage to the Facility has a material adverse effect on the ability of the Facility to generate electricity in the manner and at the levels consistent with past practice and having regard to the peaking capability of the Facility, if any, BPUSHA shall:

11.1.1 use its best efforts to cause the Facility Owner to obtain as expeditiously as possible all permits, licenses, consents or approvals of any Governmental Authority or other third party required for the repair, restoration or replacement of all damaged equipment, machinery or apparatus (“Required Approvals”); and

11.1.2 upon the receipt of all Required Approvals and of all proceeds payable under the insurance policies referred to in Section 2.1.3, repair, restore or replace (or cause the Facility Owner to repair, restore or replace) all damaged equipment, machinery or apparatus, as expeditiously as possible, such that the Facility is able to generate electricity in the manner and at the levels consistent with past practice, having regard to the historic peaking capability of the Facility, Applicable Law, Prudent Industry Practice and the terms of the Required Approvals.

11.2	Compensating Payment upon Inability to Repair or Rebuild

11.2.1 If, six months after the damage or destruction (which period shall be extended if BPUSHA is proceeding expeditiously to obtain all Required Approvals), BPUSHA (or the Facility Owner) has not obtained all Required Approvals, BEM LP is entitled to require that BPUSHA retain an independent full service investment dealer or internationally recognized accounting firm (a “Valuator”) to be chosen by BPUSHA, or by BEM LP if BPUSHA fails to select a Valuator within 10 Business Days, to determine the amount of compensation (the “Compensating Payment”) to which BEM LP is entitled.

11.2.2 The Compensating Payment shall be equal to BEM LP’s Proportionate Share of (i) the property damage insurance proceeds owing to BPUSHA (or the Facility Owner) in respect of the damage or destruction, without deducting any amounts payable to a lender in respect of debt incurred in connection with the damaged or destroyed Facility or other loss payee thereunder, less (ii) the costs of the Valuator.

11.2.3 The Valuator shall make its determination of BEM LP’s Proportionate Share within 90 days of receiving its retainer and shall provide a written report to the parties. BPUSHA shall be responsible to pay the Valuator for its report.

11.2.4 Any dispute regarding the Valuator’s determination shall be submitted to Arbitration.

11.2.5 Within 20 Business Days of receipt of the Valuator’s report, BEM LP shall be entitled to request that BPUSHA pay it the Compensating Payment.

11.2.6 Payment by BPUSHA shall be made to BEM LP within 5 Business Days of the later of a request being made under Section 11.2.5, and receipt of all insurance proceeds payable to or on behalf of BPUSHA as a result of the damage or destruction contemplated in this Article 11, following which BPUSHA may retain the remaining insurance proceeds and shall be relieved of any further obligations pursuant to this Article 11 in respect of the particular damage or destruction.

11.3	Continuation

This Agreement shall continue with respect to any undamaged Facility.

11.4	Insurance Proceeds

BPUSHA shall (and shall cause each Facility Owner to) deposit all proceeds payable under its property damage insurance policies as a result of any damage or destruction contemplated in this Article 11 in escrow in an interest-bearing account and such proceeds shall not be released (except any proceeds required to be paid to the lenders in respect of debt incurred in connection with the damaged or destroyed Facility) except (i) to fund the repair, restoration or replacement of the damaged or destroyed Facility or (ii) to BEM LP in order to make a Compensating Payment hereunder and thereafter the balance to BPUSHA.

11.5	Termination

If all or substantially all of the Facilities are destroyed, following payment of a Compensating Payment hereunder, BPUSHA may terminate this Agreement.

11.6	Exception

BPUSHA shall have no obligations pursuant to this Article 11 (i) at any time while there is a BEM LP Event of Default that is continuing; (ii) following receipt from BEM LP of a notice that it will not renew this Agreement pursuant to Section 4.2; (iii) unless and until it receives the proceeds of the property damage insurance policy it is required to subscribe for pursuant to this Article 11; or (iv) if the damage or destruction is not covered by Prudent Insurance.

ARTICLE 12

ASSIGNMENT AND DELEGATION

12.1	Assignment by BPUSHA

BPUSHA shall not sell or assign its rights or obligations under this Agreement to a third party without the prior written consent of BEM LP, which consent may not be unreasonably withheld. Upon any such assignment, BPUSHA, BEM LP and the third party shall execute and deliver such documents as are acceptable to the signatories thereof including a release of BPUSHA of its obligations hereunder. Notwithstanding the foregoing, BPUSHA shall be entitled to assign as security its rights under this Agreement provided that any such assignee executes with BEM LP and BPUSHA a collateral assignment agreement on terms and conditions satisfactory to the parties, acting reasonably.

12.2	Assignment by BEM LP

BEM LP shall not sell or assign its rights or obligations under this Agreement to a third party without the prior written consent of BPUSHA, which consent may not be unreasonably withheld. Notwithstanding the foregoing, BEM LP may sell, assign or otherwise transfer its rights and obligations under this Agreement to any of its Affiliates without consent of BPUSHA, provided that (i) BEM LP has given BPUSHA at least ten (10) days prior written notice of the sale or assignment and (ii) the Affiliate is a Credit Worth Party, or has delivered Performance Security that meets the terms and conditions of this Agreement. Upon any such assignment, BPUSHA, BEM LP and the third party shall execute and deliver such documents as are acceptable to the signatories thereof including a release of BEM LP of its obligations, covenants and responsibilities hereunder. Notwithstanding the foregoing, BEM LP shall be entitled to assign as security its rights under this Agreement provided that any such assignee executes with BPUSHA and BEM LP a collateral assignment agreement on terms and conditions satisfactory to the parties, acting reasonably.

ARTICLE 13

RESOLUTION OF DISPUTES AND ARBITRATION

13.1	Dispute

Any dispute or disagreement of any kind or nature between the parties arising out of or in connection with this Agreement (a “Dispute”) shall be resolved in accordance with this Article 13, to the extent permitted by Applicable Law.

13.2	Technical Disputes

13.2.1 If a Dispute occurs between the parties in relation to a matter of a technical nature (a “Technical Dispute”) then the parties will appoint an independent technical expert (the “Technical Expert”) to resolve the Technical Dispute. If the parties cannot agree in good faith that a Dispute is a Technical Dispute, such Dispute shall be submitted to Arbitration pursuant to the procedures described in Section 13.3 provided that the Arbitrator shall also determine whether the Dispute is a Technical Dispute and, if so determined, the expenses of the Arbitration and any related out-of-pocket expenses shall be borne by the party which had maintained that the Dispute was not a Technical Dispute.

13.2.2 If the parties are unable to agree to the appointment of the Technical Expert, within thirty (30) days from the notice of a party to the other party requesting the resolution of the Technical Dispute, the Technical Expert may be appointed by a judge of the Superior Court of Justice of the Province of Ontario, upon motion of either party.

13.2.3 The Technical Expert shall be appointed on the condition that it (i) renders a decision with full reasons within sixty (60) days after the date of its appointment, (ii) promptly fixes a reasonable time and place for receiving representations, submissions, or information from the parties, and (iii) the Technical Expert issues directions to the parties for the proper conduct of any hearing.

13.2.4 The parties undertake to provide the Technical Expert with all evidence and information within their respective possession or control as the Technical Expert may consider reasonably necessary for determining the Technical Dispute or that is relevant to and bears upon the matter to be determined.

13.2.5 Each party may appoint such lawyers, consultants, and advisers as it feels appropriate to assist the Technical Expert in making a determination and to present its case, provided that the parties shall cooperate and seek to narrow and limit the issues to be determined.

13.2.6 If within sixty (60) days of being appointed, the Technical Expert shall not have rendered a decision in accordance with the appointment, a new Technical Expert may (at the request of either party) be appointed and the appointment of the existing Technical Expert shall cease for the purpose of determining the Technical Dispute, provided that if the existing Technical Expert renders a decision with full reasons prior to the appointment of a new Technical Expert, then the decision shall have effect and the proposed appointment of the new Technical Expert shall be without effect.

13.2.7 The determination of the Technical Expert shall, except in the event of fraud or material mistake in fact, be final, without appeal and binding upon the parties.

13.2.8 Except as provided in Section 13.2.1, each party shall bear the costs and expenses of all lawyers, consultants, advisers, witnesses, and employees retained by it in any Technical Dispute referred to a Technical Expert, and the costs and expenses of the Technical Expert shall be borne equally by the parties.

13.3	Arbitration

13.3.1 Any Dispute that is not subject to resolution pursuant to Section 13.2 shall be submitted to arbitration by one Arbitrator pursuant to the procedure set forth in this Section 13.3 and pursuant to the arbitration rules (the “Arbitration”) and the Arbitration Act, 1991 (Ontario). If the provisions of this Section 13.3.1 are inconsistent with the provisions of the Arbitration Act, 1991 (Ontario), then to the extent of such inconsistency, the provisions of this Section 13.3.1 shall prevail in any Arbitration.

13.3.2 Either party may make a demand for Arbitration by sending a notice in writing to the other party, setting forth the nature of the Dispute, the amount involved and the name of the Arbitrator it proposes to be appointed. The demand for Arbitration shall be made no later than thirty (30) days after the event giving rise to the Dispute.

13.3.3 Within thirty (30) days after any demand for Arbitration under Section 13.3.2, the parties shall have agreed on the designation of the Arbitrator or should the parties fail to do so, the arbitrator may be appointed by a judge of the Ontario Superior Court of Justice upon motion of either party (in either case, the “Arbitrator”).

13.3.4 The Arbitration hearings shall be held in a location in Ontario specified in the demand for Arbitration and shall commence no later than thirty (30) days after the determination of the Arbitrator under Section 13.3. The decision of the Arbitrator shall be made not later than sixty (60) days after its appointment. The decision of the Arbitrator, shall be final without appeal and binding on the parties.

13.3.5 Each party shall bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any Arbitration. The expenses of the Arbitrator shall be paid equally by the parties unless the Arbitrator otherwise provides in its award.

13.4	Continued Performance

Notwithstanding Section 8.5, during the conduct of Dispute resolution procedures pursuant to this Article 13, the parties shall continue to perform their respective obligations under this Agreement.

ARTICLE 14

GENERAL PROVISIONS

14.1	Notice

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopier or other electronic means of communication addressed to the respective party as follows:

To BPUSHA:

200 Donald Lynch Boulevard, Suite 300
Marlborough, MA
01752

Attention:	Secretary
Facsimile:	(508) 485-5207

To BEM LP:

480 de la Cité Blvd.
Gatineau, Québec
J8T 8R3

Attention:	General Counsel
Facsimile:	(819) 561-7188

or to such other address, telecopier number as a party may from time to time notify the other in accordance with this Section 14.1. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by electronic means of communication, on the first Business Day following the transmittal thereof.

14.2	Governing Law

This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be construed and interpreted in accordance with, the laws of the Province of Ontario, and the laws of Canada applicable in the Province of Ontario.

14.3	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14.4	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In respect of any provision so determined to be unenforceable or invalid, the parties agree to negotiate in good faith to replace the unenforceable or invalid provision with a new provision that is enforceable and valid in order to give effect to the business intent of the original provision to the extent permitted by law and in accordance with the intent of this Agreement.

14.5	Whole Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior agreements, undertakings, declarations, commitments and representations, whether written or oral, in respect thereof.

14.6	Amendments and Waivers

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

14.7	Further Assurances

Each of BPUSHA and BEM LP shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

14.8	Time of the Essence

Time shall be of the essence of this Agreement.

14.9	No Partnership or Joint Venture

It is understood and agreed that nothing contained in this Agreement nor any acts of the parties shall be deemed to constitute BEM LP and BPUSHA as partners of each other or to create a joint venture between the parties.

14.10	Language

The parties have agreed that this Agreement and all documents related thereto be drafted in the English language. Les parties aux presentes ont convenu que cette convention et tous les documents qui s’y rapportent soient rediges en langue anglaise.

14.11	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by a party hereto by electronic means of transmission will be as effective as delivery of an original executed copy of the Agreement by such party.

14.12	Governmental Charges

All amounts specified in this Agreement are expressed exclusive of applicable Governmental Charges and all such applicable Governmental Charges shall be assessed to each amount to be paid by the party making such payment.

14.13	Limited Liability of Limited Partners

Each of the parties acknowledges that (i) BEM LP is a limited partnership formed under the laws of Ontario, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income; (ii) Brookfield Energy Marketing Inc. is the sole general partner of BEM LP; and (iii) the only Person with whom such party has had dealings on behalf of BEM LP is Brookfield Energy Marketing Inc.

14.14	Tax Forms

On or prior to the date of this Agreement and thereafter as shall be required by the Internal Revenue Code of 1986, as amended, the Treasury Regulations, and administrative action thereunder (“U.S. Federal Tax Rules”), BEM LP shall provide to BPUSHA two properly completed and duly executed original copies of Internal Revenue Service Forms W-8IMY (in respect of BEM LP) and W-8BEN (in respect of each of BEM LP’s partners), claiming that, in the event it shall be determined that any payments made to BEM LP under this Agreement constitute income from sources within the United States under U.S. Federal Tax Rules, each such partner shall be eligible for the benefits of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, including Articles VII (Business Profits) and, to the extent applicable, XI (Interest) of such Convention, with respect to any payment or deemed payment described in such Articles of the Convention and received or deemed received by BEM LP in connection with this Agreement, to establish that neither BEM LP nor any of its partners providing such a Form W-8 is subject to deduction or withholding of United States federal income tax with respect to any payments made hereunder. Reference to the foregoing Forms shall include any successor Forms as shall be prescribed by the Internal Revenue Service from time to time.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the 23rd day of November, 2011.

BROOKFIELD ENERGY MARKETING LP, by its general partner, Brookfield Energy Marketing Inc.

Per:

BROOKFIELD POWER US HOLDING AMERICA CO.

Per:

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the 23rd day of November, 2011.

BROOKFIELD ENERGY MARKETING LP, by its general partner, Brookfield Energy Marketing Inc.

Per:

BROOKFIELD POWER US HOLDING AMERICA CO.

Per:
David A. Bono
Vice President of Law and
General Counsel, U.S. Operations

SCHEDULE 1.1.31

List of Facility Owner’s Facilities

Facility Owner:	Erie Boulevard Hydropower, L.P.

Facilities:	1.	Upper Newton Falls generating facility on the Oswegatchie River in New York;

	2.	Lower Newton Falls generating facility on the Oswegatchie River in New York;

	3.	Browns Falls generating facility on the Oswegatchie River in New York;

	4.	Flat Rock generating facility on the Oswegatchie River in New York;

	5.	S. Edwards generating facility on the Oswegatchie River in New York;

	6.	Oswegatchie generating facility on the Oswegatchie River in New York;

	7.	Talcville generating facility on the Oswegatchie River in New York;

	8.	Heuvelton generating facility on the Oswegatchie River in New York;

	9.	Eel Weir generating facility on the Oswegatchie River in New York;

	10.	Piercefield generating facility on the Raquette River (West) in New York;

	11.	Hewittville generating facility on the Raquette River (West) in New York;

	12.	Unionville generating facility on the Raquette River (West) in New York;

	13.	Norwood generating facility on the Raquette River (West) in New York;

	14.	Yaleville generating facility on the Raquette River (West) in New York;

15.	East Norfolk generating facility on the Raquette River (West) in New York;

16.	Norfolk generating facility on the Raquette River (West) in New York;

17.	Raymondville generating facility on the Raquette River (West) in New York;

18.	Chasm generating facility on the Salmon River in New York;

19.	Macomb generating facility on the Salmon River in New York;

20.	Franklin Falls generating facility on the Saranac River in New York;

21.	Parishville generating facility on the St. Regis River in New York;

22.	Allens Falls generating facility on the St. Regis River in New York;

23.	Hogansburg generating facility on the St. Regis River in New York;

24.	Moshier generating facility on the Beaver River in New York;

25.	Eagle generating facility on the Beaver River in New York;

26.	Soft Maple generating facility on the Beaver River in New York;

27.	Effley generating facility on the Beaver River in New York;

28.	Elmer generating facility on the Beaver River in New York;

29.	Taylorville generating facility on the Beaver River in New York;

30.	Belfort generating facility on the Beaver River in New York;

31.	High Falls generating facility on the Beaver River in New York;

32.	Herrings generating facility on the Black River in New York;

33.	Deferiet generating facility on the Black River in New York;

34.	Kamargo generating facility on the Black River in New York;

35.	Black River generating facility on the Black River in New York;

36.	Sewalls generating facility on the Black River in New York;

37.	Beebee generating facility on the Black River in New York;

38.	Baldwinsville generating facility on the Seneca River in New York;

39.	Oswego Falls East generating facility on the Oswego River in New York;

40.	Oswego Falls West generating facility on the Oswego River in New York;

41.	Fulton generating facility on the Oswego River in New York;

42.	Granby generating facility on the Oswego River in New York;

43.	Minetto generating facility on the Oswego River in New York;

44.	Varick generating facility on the Oswego River in New York;

45.	Hydraulic Race generating facility on the NYS Barge Canal in New York;

46.	Oak Orchard generating facility on the NYS Barge Canal in New York;

47.	Glenwood generating facility on the Oak Orchard Creek in New York;

48.	Waterport generating facility on the Oak Orchard Creek in New York;

49.	E.J. West generating facility on Sacandaga Lake in New York;

50.	Stewarts Bridge generating facility on Sacandaga Lake in New York;

51.	Spier Falls generating facility on the Hudson River in New York;

52.	Sherman Island generating facility on the Hudson River in New York;

53.	Feeder Dam generating facility on the Hudson River in New York;

54.	Schuylerville generating facility on the Fish Creek in New York;

55.	Johnsonville generating facility on the Hoosic River in New York;

56.	Schaghticoke generating facility on the Hoosic River in New York;

57.	School Street generating facility on the Mohawk River in Cohoes, New York;

	58.	Inghams Mills generating facility on the East Canada Creek in New York;

	59.	Beardslee generating facility on the East Canada Creek in New York;

	60.	Ephratah generating facility on the Caratoga Creek in New York;

	61.	Stark generating facility on the Raquette River (East) in New York;

	62.	Blake generating facility on the Raquette River (East) in New York;

	63.	Rainbow generating facility on the Raquette River (East) in New York;

	64.	Five Falls generating facility on the Raquette River (East) in New York;

	65.	S. Colton generating facility on the Raquette River (East) in New York;

	66.	Higley generating facility on the Raquette River (East) in New York;

	67.	Colton generating facility on the Raquette River (East) in New York;

	68.	Hannawa generating facility on the Raquette River (East) in New York;

	69.	Sugar Island generating facility on the Raquette River (East) in New York;

	70.	Bennett’s Bridge generating facility on the Salmon River (South) in New York;

	71.	Lighthouse generating facility on the Salmon River (South) in New York;

	72.	Prospect generating facility on the West Canada Creek in New York;

	73.	Trenton generating facility on the West Canada Creek in Trenton, New York.

Facility Owner:	West Delaware Hydro Associates L.P.

Facilities:	74.	West Delaware generating facility on the West Delaware in Grahamsville, New York.

Facility Owner:	Brookfield Power Piney & Deep Creek LLC

Facilities:	75.	Piney generating facility on the Clarion River in Pennsylvania;

	76.	Deep Creek generating facility on Deep Creek in Maryland;

Facility Owner:	FH Opco LLC

Facilities:	77.	Glens Falls generating facility on the Hudson River in New York.

Facility Owner:	Rumford Falls Hydro LLC

Facilities:	78.	Upper Rumford generating facility on the Androscoggin River in New Hampshire;

	79.	Lower Rumford generating facility on the Androscoggin River in New Hampshire.

Facility Owner:	Twin Cities Hydro LLC

Facilities:	80.	Twin Cities generating facility on the Upper Mississippi in St. Paul, Minnesota.

Facility Owner	Hawks Nest Hydro LLC

Facilities	81.	Glen Ferris generating facility on the Kanawha River in West Virginia